Exhibit 15


The Board of Directors
Cadence Resources Corporation
Walla Walla, Washington


          Letter re: Unaudited Interim Financial Statement Information

Re: Registration Statement Number            on Form SB-2.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 19, 2003 except for Note 18, which is dated October 23, 2003, related to our review of interim financial information as of June 30, 2003 and for the nine months then ended.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant, within the meaning of sections 7 and 11 of the Act.


/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Spokane, Washington

October 30, 2003